EXHIBIT 99.1
Atwood Oceanics Announces Contract
for the Atwood Achiever

FOR IMMEDIATE RELEASE

HOUSTON, June 10, 2013 -- Atwood Oceanics, Inc.  (NYSE: ATW) announced today that one of its subsidiaries has been awarded a drilling services contract for the ultra-deepwater drillship Atwood Achiever by a subsidiary of Kosmos Energy Ltd. (NYSE: KOS) for an exploration  program commencing in Morocco.  The Atwood Achiever is a 12,000 foot water depth capable, dynamically positioned drillship currently under construction at Daewoo Shipbuilding and Marine Engineering ("DSME") shipyard in South Korea.  The agreement specifies a base operating rate of approximately $595,000 per day which will be grossed up for all applicable taxes, and a firm duration of three years, exclusive of the mobilization period from DSME to the first drilling location.  The operating rate for additional geographic locations will be adjusted to account for differences in taxes and operating costs.

The Atwood Achiever is scheduled to be delivered from the DSME shipyard in June 2014, after which it will mobilize for a period of approximately sixty-five days to its first location in Morocco.  This contract adds $652 million in revenue backlog, bringing Atwood's total revenue backlog to approximately $3.9 billion as of June 10, 2013.

Rob Saltiel, Atwood's President and Chief Executive Officer, commented, "We are very pleased to have contracted the Atwood Achiever, our second ultra-deepwater drillship, with Kosmos Energy.  Our companies have always worked well together, and the Achiever will provide an excellent platform for delivering safe and reliable drilling services for Kosmos’ exploration program.”

Atwood Oceanics, Inc. is a global offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. The company currently owns 13 mobile offshore drilling units and is constructing three ultra-deepwater drillships. The company was founded in 1968 and is headquartered in Houston, Texas.  Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW."

Contact: Mark L. Mey
(281) 749-7902

Forward Looking Statements

Statements contained in this press release with respect to the future, including scheduled (or expected) delivery and mobilization period, are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; the risks inherent in the construction of a rig; delays in the commencement of operations of a rig following delivery; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and industry laws and regulations; and environmental matters. These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.